                                                                    EXHIBIT 99.1

CONTACT:    Robert Gross
            President and Chief Executive Officer
            (585) 647-6400

            Catherine D'Amico
            Executive Vice President - Finance
            Chief Financial Officer
            (585) 647-6400

            Investor Relations:
            Cara O'Brien/Melissa Myron/Lila Sharifian
            Media Contact:
            Stephanie Sampiere
            Financial Dynamics
            (212) 850-5600

FOR IMMEDIATE RELEASE

               MONRO MUFFLER BRAKE, INC. ANNOUNCES FOURTH QUARTER
                     AND RECORD FULL YEAR FINANCIAL RESULTS
                     ~ Full Year Net Income Increases 24% ~
             ~ Company Reaffirms Forecast for Record 2005 Net Income
                   ~ Anticipates 19%-27% EPS Growth in 2005 ~

      ROCHESTER, N.Y. - MAY 20, 2004 - MONRO MUFFLER BRAKE, INC. (NASDAQ: MNRO) today announced its financial results for the fourth quarter and year ended March 27, 2004 that were in line with the Company's previously announced expectations.

Financial Results

      Full year sales increased 8.3% to $279.5 million from $258.0 million in fiscal 2003. The sales increase was driven by a 4.7% increase in comparable store sales. New stores added $10.9 million, including $3.5 million from the newly-acquired Mr. Tire stores. The comparable store sales result was fueled by an approximate 16% increase in scheduled maintenance, a 6% increase in brake sales and a 19% increase in commercial sales. Gross profit improved to $114.8 million, or 41.1% of sales, from $105.6 million, or 40.9% of sales, last year. Annual net income increased 23.9% to a record $17.0 million, or $1.18 per diluted share, from $13.7 million, or $0.97 per diluted share.

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      Fourth quarter sales increased 9.4% to $67.2 million from $61.4 million in the fourth quarter of 2003, reflecting the positive impact of a 2.0% increase in comparable store sales. New stores added $5.1 million. Gross profit increased to $25.9 million, or 38.5% of sales, from $24.2 million, or 39.3% of sales, in the same period last year. Net income for the quarter was $2.2 million, or $0.15 per diluted share, as compared to $2.5 million, or $0.17 per diluted share, in the year-ago period. Net income declined, as previously discussed, due to several reasons including a shift in the seasonality of the business to the third quarter related to owning more tire stores, a shift in the timing of the recognition of insurance expense, and the impact of implementation of EITF 02-16 related to the recognition of cooperative advertising credits.

      Robert G. Gross, President and Chief Executive Officer of Monro, commented, "Fiscal 2004 was an important year for our Company. While expanding our top and bottom lines and enhancing certain product and service offerings, we also improved penetration of key geographic areas. Our overall sales improvement, evidenced by the 4.7% increase in comparable store sales, in addition to an increase in oil changes and higher store traffic, contributed to the 24% improvement in our net income."

      Mr. Gross continued, "While our organic growth developed further during the year, we also seized strategic expansion opportunities. Specifically, we opened 14 new stores, including 12 BJ's Wholesale Club locations, and completed the Mr. Tire acquisition in March, giving us an even more solid foothold in our markets. Our passion for customer service, which builds the loyalty and trust of our customers, and our database marketing efforts remain the cornerstone of our success. Overall, we are pleased with our performance and confident in our superior business model, driven by our dedicated employees and competitively priced, high quality automotive repair products and services."

Company Outlook

      Given positive industry conditions and solid sales trends, the Company reaffirms its previously announced expectations for fiscal 2005. For the first quarter, the Company estimates earnings per diluted share to be between $0.48 and $0.52 versus $0.41 a year ago. On an annual basis, the Company anticipates sales of approximately $345 million to $355 million, with comparable store sales growth of 3% to 5%. This would translate into record earnings per diluted share in the range of $1.40 to $1.50, based upon weighted average shares outstanding of approximately 14.8 million. The Company currently plans to open 25 new stores in fiscal 2005, of which 20 are projected to be BJ's Wholesale Club locations.

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      Mr. Gross concluded, "We are encouraged by the results of fiscal 2004 and look forward to significant achievements in 2005. We anticipate even further growth in our business as we receive the benefits from our Mr. Tire purchase and continue to evaluate acquisition opportunities that will not only strengthen our geographic presence, but will also be accretive to earnings in a timely manner."

      Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Tread Quarters Discount Tires and Mr. Tire. The Company currently operates 596 stores and 10 kiosks, and has 18 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Michigan and Maine. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

      The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2003.

                                 (Tables Follow)

                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                           QUARTER ENDED FISCAL MARCH
                                           --------------------------
                                              2004            2003           % CHANGE
                                           ----------      ----------       ----------
Sales                                      $   67,159      $   61,399              9.4%

Cost of sales, including
     distribution and occupancy costs          41,299          37,240             10.9
                                           ----------       ----------

Gross profit                                   25,860          24,159              7.0

Operating, selling, general and
     administrative expenses                   21,581          19,696              9.6
                                           ----------       ----------

Operating income                                4,279           4,463             (4.1)

Interest expense, net                             616             570              8.1

Other expense (income), net                       182             (68)
                                           ----------       ----------

Income before provision for
     income taxes                               3,481           3,961            (12.1)

Provision for income taxes                      1,323           1,507            (12.2)
                                           ----------       ----------

Net income                                 $    2,158      $    2,454            (12.1)
                                           ==========       ==========

Diluted earnings per share                 $     0.15      $     0.17            (11.8)%
                                           ==========       ==========

Weighted average number of
     diluted shares outstanding                14,486          14,156


Number of stores open
     (at end of quarter)                          595             560



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                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                (Dollars in thousands, except per share amounts)

                                            YEAR ENDED FISCAL MARCH
                                            -----------------------
                                              2004            2003           % CHANGE
                                           ----------      ----------       ----------
Sales                                      $  279,457      $  258,026              8.3%

Cost of sales, including
     distribution and occupancy costs         164,650         152,432              8.0
                                           ----------      ----------

Gross profit                                  114,807         105,594              8.7

Operating, selling, general and
     administrative expenses                   84,708          81,040              4.5
                                           ----------      ----------

Operating income                               30,099          24,554             22.6

Interest expense, net                           2,613           2,601              0.5

Other expense (income), net                        59            (189)
                                           ----------      ----------

Income before provision for
     income taxes                              27,427          22,142             23.9

Provision for income taxes                     10,422           8,414             23.9
                                           ----------      ----------

Net income                                 $   17,005      $   13,728             23.9
                                           ==========      ==========

Diluted earnings per share                 $     1.18      $      .97             21.6%
                                           ==========      ==========

Weighted average number of
     diluted shares outstanding                14,400          14,105


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                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                             (Dollars in thousands)

                                                      MARCH 27,       MARCH 29,
                                                         2004            2003
                                                     ----------      ----------
Assets

Current assets
   Cash                                              $    1,533      $       69

   Inventories                                           54,050          51,256

   Other current assets                                  15,159          12,552
                                                     ----------      ----------

      Total current assets                               70,742          63,877

Property, plant and equipment, net                      159,716         132,148

Other noncurrent assets                                  32,332          11,175
                                                     ----------      ----------

      Total assets                                   $  262,790      $  207,200
                                                     ==========      ==========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                  $   42,578      $   41,997

Long-term debt                                           68,763          36,183

Other long term liabilities                               7,650           4,628
                                                     ----------      ----------

     Total liabilities                                  118,991          82,808

Total shareholders' equity                              143,799         124,392
                                                     ----------      ----------

     Total liabilities and shareholders' equity      $  262,790      $  207,200
                                                     ==========      ==========


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